Exhibit 99.1

Beth Coronelli (Investors/Analysts):	John Ford
Equity Office	The Blackstone Group
312.466.3286	212.583.5559

Terry Holt (Media) Equity Office 312.466.3102
FOR IMMEDIATE RELEASE
Equity Office Properties Trust Closes Mergers with Affiliates of The Blackstone Group and Related Transactions
CHICAGO, February 9, 2007 -— Equity Office Properties Trust (NYSE: EOP) announced today that it has completed the previously announced mergers of Equity Office, and EOP Operating Limited Partnership, its operating partnership, with affiliates of Blackstone Real Estate Partners, an affiliate of The Blackstone Group. As announced earlier this week, the Equity Office merger was approved by Equity Office’s shareholders on February 7, 2007.
“Our merger with The Blackstone Group, the largest private equity buyout in history, is a tribute to the dedication of our employees,” said Richard Kincaid, president and CEO of Equity Office. “We have worked hard over the past ten years to build a great company and maximize shareholder value. We are proud to have assembled an irreplaceable portfolio of extraordinary assets.”
Pursuant to the Equity Office merger, Equity Office’s common shareholders are entitled to receive $55.50 in cash, without interest, for each common share of beneficial interest of Equity Office that they own immediately prior to the effective time of the merger. In exchange for each share issued and outstanding immediately prior to the effective time of the merger, holders of Equity Office’s 5.25% Series B Convertible, Cumulative Preferred Shares and 7.75% Series G Cumulative Redeemable Preferred Shares are entitled to receive one of the 5.25% Series B Convertible, Cumulative Preferred Shares and one of the 7.75% Series G Cumulative Redeemable Preferred Shares of the surviving entity of the merger, respectively, with substantially similar terms as the Equity Office preferred shares. In addition, in connection with the merger of Equity Office’s operating partnership, its limited partners are entitled to receive $55.50 in cash, without interest, for each unit that they own in the partnership, or in lieu of such cash consideration, qualified limited partners that properly elected to do so will receive newly issued 6% Class H preferred units in the surviving partnership on a one-for-one basis.
Computershare Investor Services has been appointed as the paying agent for payment of the merger consideration and will send a letter of transmittal to each former Equity Office common shareholder containing instructions for obtaining cash in exchange for their shares. As a result of the completion of the merger, Equity Office’s shares will no longer trade on the New York Stock Exchange.
Equity Office also announced that, as a result of the Equity Office merger, EOP Operating Limited Partnership’s 4.00% Exchangeable Senior Notes due 2026 have become exchangeable for a period of 30 business days commencing on February 9, 2007, the effective date of the merger. In addition, because such merger constitutes a specified form of change in control, the exchange rate applicable to exchanges of the Exchangeable Notes occurring up to and including the 30th business day following the effective date of the merger will be adjusted. As a result, the exchange rate applicable for exchanges occurring up to and including the 30th business day following the effective date will be 24.3354 common shares per $1,000 principal amount of Exchangeable Notes, after which time the exchange rate will be adjusted again and will return to 23.2542 common shares per $1,000 principal amount of Exchangeable Notes. In the Equity Office merger, Equity Office’s common shares were converted into the right to receive $55.50 per share in cash and, accordingly, the Exchangeable Notes have become exchangeable for cash only. In connection with exchanges occurring up to and including the 30th business day following the effective date relating to the Equity Office merger, a cash payment of $1,350.61 per $1,000 principal amount of Exchangeable Notes will be made in settlement of such exchanges. After the 30th business day following the effective date relating to the Equity Office merger, exchanging holders will no longer have any entitlement to the adjusted exchange rate in relation to the Equity Office merger and a cash payment of $1,290.61 per $1,000 principal amount of Exchangeable Notes will be made in settlement of such exchanges.
Equity Office also announced that, as of 8:00 a.m., New York City time, on February 9, 2007, the expiration date of EOP Operating Limited Partnership’s previously announced tender offers and consent solicitations for certain of the operating partnership’s notes and debentures, an aggregate amount of $8.166 billion principal amount of the notes and debentures had been tendered and not withdrawn in such tender offers and consent solicitations. All such notes and debentures have been accepted for payment and submitted for cancellation. Additional information regarding the principal amounts of each series purchased in the tender offers is expected to be included in a current report on Form 8-K to be filed by Equity Office.
Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as financial advisor to Equity Office in connection with the mergers. Goldman, Sachs & Co., Bank of America, Bear Stearns, Citigroup, Deutsche Bank, Eastdil Secured, Morgan Stanley and Blackstone Corporate Advisory acted as advisors to Blackstone in connection with the mergers. Acquisition financing was led by Goldman Sachs & Co., Bank of America and Bear Stearns, and also included Citigroup, Credit Suisse, Deutsche Bank, Morgan Stanley and Wachovia. Sidley Austin LLP acted as legal advisor to Equity Office. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.
About Equity Office Properties Trust
Equity Office owned and managed a national office portfolio comprised of whole or partial interests in 543 office buildings comprising 103.1 million square feet in 16 states and the District of Columbia, as of December 31, 2006. As of that date, Equity Office owned buildings in 24 markets and in 98 submarkets, enabling it to provide premium office space for a wide range of local, regional and national customers.
EOP Operating Limited Partnership is a Delaware limited partnership through which Equity Office conducts substantially all of its business and owns, either directly or indirectly through subsidiaries, substantially all of its assets.
About The Blackstone Group
The Blackstone Group, a global private investment and advisory firm, was founded in 1985. The firm has raised a total of more than $75 billion for alternative asset investing, of which over $13 billion has been for real estate investing. The firm has a long track record of investing in office buildings, hotels and other commercial properties. The Real Estate Group has approximately 40 experienced professionals who have a deep understanding of real estate across all product classes and geographic areas. In addition to Real Estate, The Blackstone Group’s core businesses include Private Equity Investing, Corporate Debt Investing, Hedge Funds, Mutual Fund Management, Private Placement, Marketable Alternative Asset Management, and Investment Banking Advisory Services. Further information is available at http://www.blackstone.com.